NEWS

Pimi Agro Announces First U.S. Order For SweetGuard™

Green Post Harvest Treatment for Sweet Potatoes -

Reports Successful Trial Results for CitruWashTM -

Green Post-Harvest Treatment For Citrus

Kibbutz Alonim, Israel, March 5, 2013 – Pimi Agro CleanTech, Inc. (OTCBB: PIMI), a developer and marketer of environmentally friendly alternative solutions for post-harvest treatment of fruits and vegetables, announced today its first commercial order for SweetGuard™ to a U.S. customer, which will utilize SweetGuard™ in the post-harvest treatment of sweet potatoes. SweetGuard™ causes the sweet potatoes’ bright appearance due to its cleaning effects.

SweetGuard Order

This milestone first order follows two years of development work and extensive customer engagement, resulting in an environmentally friendly product that effectively improves the appearance and color of sweet potatoes. SweetGuard has the added benefit of also preventing decay of sweet potatoes which may occur during storage and distribution.

Pimi’s CEO, Ami Sivan, commented, "We are very excited about this initial order which opens a new market for us in the treatment of sweet potatoes, which was not part of our initial line of business. According to the National Agricultural Statistics Service, USDA, in 2010 the United States produced approximately 1.1 million tons of sweet potatoes, with a production value of $478 million. Pimi’s proprietary and green CleanTech approach also means that there is less exposure to harmful chemicals which is good news for consumers. Pimi successfully markets SweetGuard in Spain and in Israel and negotiates further orders of SweetGuard with several US sweet potato packers."

Successful Trial Results Reported for CitruWash™ for Treatment of Citrus

In January-February 2013, Pimi performed a large-scale commercial trial of CitruWash™ treatment with Sun Pacific - one of the biggest suppliers of fruits and vegetables in the United States. The trial was carried out in Sun Pacific’s citrus packing house, in Maricopa, CA, one of the biggest Clementine packing houses in the U.S. The purpose of the trial was to demonstrate that CitruWash™ was more effective at reducing micro flora load on Citrus surface. The trial was successful and clearly indicated significant advantages of utilizing CitruWash™ on citrus fruits in comparison with other current treatments and materials.

CitruWash is formulated to clean citrus on packing lines and is intended to replace soap and chlorine that are currently used as cleansers in citrus packing lines, prior to fungicide treatment. Good cleaning practice reduces the surface dirt and soil and by that reduces micro flora load prior to waxing the fruits with fungicides that prevents mold contamination during its storage, transportation and shelf life.

“Data of this large scale trial are encouraging” said Sivan. “We believe that the results of this trial will lead to wide commercial adoption and implementation of CitruWash by leading U.S. Citrus packers.

-Continued-

CitruWash will now be integrated into our model of comprehensive treatment, utilizing our products in different phases of post-harvest treatment and we expect first orders during upcoming 2013-2014 citrus season.”

About the Company

Pimi Agro CleanTech was established in 2004 and it focuses on developing environmentally friendly solutions for extending storability and shelf life of vegetables and fruits. Pimi’s technology platform is based on a unique formulation of environmentally friendly Stabilized Hydrogen Peroxide (STHP) which decomposes into oxygen and water. As part of a sustainable agriculture platform, STHP products have worldwide patent protection and provide a cost-effective solution for growers and consumers who want to reduce residue chemicals in their fruits and vegetables.

Forward-looking Statement

This press release may contain forward-looking statements relating to the development of the Company's products and services and future operation results, including statements regarding the Company that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "anticipate," "intend," and variations of such words, and similar expressions, identify forward looking statements, but their absence does not mean that the statement is not forward looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress and costs of the development of products and services and the timing of the market acceptance.

CONTACT:

Ami Sivan, CEO

Tel +972 72 2116144

Fax +972 4 9834506

Email: ami.sivan@pimiagro.com